Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, the 2013 Employee Stock Purchase Plan, the 2005 Stock Incentive Plan, as amended, the Zinch, Inc. 2007 Stock Plan, as amended, the Zinch, Inc. 2009 Stock Incentive Plan, as amended, the Non-plan stock Options Granted by Zinch, Inc., and the Cramster, Inc. 2008 Stock Plan, as amended of Chegg, Inc. of our report dated May 6, 2013 (except as to the third paragraph of Note 1, as to which the date is September 30, 2013), with respect to the consolidated financial statements and schedule of Chegg Inc., Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-190616) and related Prospectus of Chegg, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
November 13, 2013